Exhibit 99.1

May 17, 2021

Dear Shareholder:

A year ago, we wrote to you in the midst of a new pandemic, economic uncertainty and during a period that has forever changed us all. We quoted Winston Churchill in saying “Don’t let a good crisis go to waste” and we are pleased to report that your Company has walked that talk and continues to make a difference in our communities. It is times like this that Uwharrie Capital Corp is uniquely positioned to provide much needed support to our customers, associates and community partners. Yet, we remain committed to providing a financial return to you, our shareholders, who have entrusted us with the use of your capital.  That capital has allowed us to build an economic engine that helps those around us while being a good investment to our investors. This double bottom line has been the intent of your Company since inception; not only focusing on financial performance but also positive social impact performance.

Net income for the first three months of 2021 was $4.6 million, as compared to $328 thousand for the same three month period in 2020.  This equates to $4.4 million in net income available to common shareholders or $0.63 cents per share, compared to $187 thousand in net income available to common shareholders or $0.03 per share that we reported in 2020 for the same period.

The main driver of our earnings increase is income from mortgage loan production, a direct result of the low interest rate environment that began over one year ago.   Although rates have slightly increased from their lowest point, the economy has remained strong during the first quarter and we have continued with record mortgage production topping $114 million, nearly the same production in one quarter as we have done in many of the past several years.  Our mortgage team has been working long hard hours and provides the best level of service, from start to finish, to our customers.  In providing help to their fellow neighbors and building trust and long-standing relationships, more than 400 households were assisted with their home financing needs in first quarter.

In April of 2020, your Company participated in providing funding, through the Small Business Administration (SBA), to small businesses in the form of Paycheck Protection Program (PPP) loans. The purpose of this program was to provide fully forgivable loans to small businesses, which represent the backbone of America and create more than 60% of the new jobs in our nation. During the first round of funding in 2020, Uwharrie Bank (an SBA Preferred Lender since the late 1980s) saved over 12,000 paychecks of businesses in our region.  As of March 31, 2021, $47 million of the original $81 million in PPP loans had been forgiven by the SBA, at which time fee income is recognized as interest income. This accounts for the $1.5 million increase in interest income for the first three months in 2021 compared to the same time period in 2020. During 2021, the second round of PPP began with similar structure and your Company has funded $42 million, impacting more than 5,500 additional paychecks.

Your Company maintains a strong core deposit portfolio with many long-term relationships and new ones developed as a result of our community impact efforts.  Deposits have grown from $604 million at March 31, 2020 to $744 million at March 31, 2021, a 23% annual growth. In addition to new deposit relationships that have come as the value of a community bank proved important during the global pandemic, customers continue to hold more funds on deposit than they have historically (nearly 20%) from increased savings, government stimulus, and reduced travel and leisure.

Our customers’ and associates’ health and well-being remain one of our top priorities as we continue to follow the guidelines established by state and federal health officials regarding COVID-19.  Carefully considering those guidelines, we have reopened our branch lobbies.  Now, in addition to our drive-thru, ATM, mobile and online options, you may again bank inside any of our branch locations. It is our intent to keep our lobbies fully open and each of our branches has procedures in place for your safety and the safety of our associates.

For updates on branch activity, product offerings and our involvement in community activities, please check our website at www.uwharrie.com and be sure to follow us on Facebook, Instagram and Twitter.

In an effort to enhance shareholder value and highlight your Company’s long-term commitment to the communities we serve, your Company transitioned to OTC Markets Group’s OTCQX® Best Market (“OTCQX”) during March of 2021. The QX is a platform for highly regulated and smaller companies to be able to trade more efficiently and enables banks and bank holding companies to maximize the value of being a public company by providing transparent trading and easy access to company information for shareholders. The common stock of Uwharrie Capital Corp trades on OTCQX under the symbol “UWHR.”

As a company, we have been blessed with a special mission and philosophy that has brought us through challenging times.  God bless you and we pray that you and your families remain safe and healthy.  Thank you for your continued support.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	March 31,	March 31,
(Amounts in thousands except share and per share data)	2021	2020

Assets
Cash and due from banks	$5,144	$6,364
Interest-earning deposits with banks	91,916	132,644
Securities available for sale	190,083	108,204
Securities held to maturity (fair value $28,818 and $15,864, respectively)	27,802	15,798
Equity securities, at fair value	404	1,132
Loans held for sale	14,213	5,142
Loans held for investment	460,441	368,252
Less: Allowance for loan losses	4,252	2,627
Net loans held for investment	456,189	365,625
Interest receivable	2,344	1,759
Premises and equipment, net	16,698	16,965
Restricted stock	921	1,166
Bank-owned life insurance	8,968	8,832
Other real estate owned	-	438
Other assets	17,915	10,584
Total assets	$832,597	$674,653

Liabilities
Deposits:
Demand, noninterest-bearing	$240,651	$153,962
Interest checking and money market accounts	347,962	323,638
Savings accounts	82,336	57,521
Time deposits, $250,000 and over	22,981	12,160
Other time deposits	50,219	57,045
Total deposits	744,149	604,326
Interest payable	16	38
Short-term borrowed funds	1,338	525
Long-term debt	11,242	9,992
Other liabilities	16,026	9,735
Total liabilities	772,771	624,616

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding
7,039,942 and 6,984,582 shares, respectively.
Book value per share $6.98 in 2021 and $5.53 in 2020 (1)	8,800	8,731
Additional paid-in capital	12,539	12,311
Undivided profits	27,444	16,413
Accumulated other comprehensive income (loss)	388	1,927
Total Uwharrie Capital Corp shareholders' equity	49,171	39,382
Noncontrolling interest	10,655	10,655
Total shareholders' equity	59,826	50,037
Total liabilities and shareholders' equity	$832,597	$674,653

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2020.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands except share and per share data)	2021	2020

Interest Income
Interest and fees on loans	$6,062	$4,553
Interest on investment securities	1,079	591
Interest-earning deposits with banks and federal funds sold	16	552
Total interest income	7,157	5,696

Interest Expense
Interest paid on deposits	211	728
Interest paid on borrowed funds	137	132
Total interest expense	348	860

Net Interest Income	6,809	4,836
Provision for (recovery of) loan losses	(34)	632
Net interest income after provision for (recovery of) loan losses	6,843	4,204

Noninterest Income
Service charges on deposit accounts	242	313
Interchange and card transaction fees	219	192
Other service fees and commissions	630	765
Gain on sale of securities	940	58
Realized/unrealized gain (loss) on equity securities	(19)	231
Income from mortgage banking	5,106	1,065
Other income (loss)	(11)	382
Total noninterest income	7,107	3,006

Noninterest Expense
Salaries and employee benefits	5,389	4,424
Occupancy expense	426	415
Equipment expense	172	183
Data processing	165	158
Other operating expenses	1,993	1,617
Total noninterest expense	8,145	6,797

Income before income taxes	5,805	413
Provision for income taxes	1,222	85
Net Income	$4,583	$328

Consolidated net income	$4,583	$328
Less: Net income attributable to noncontrolling interest	(139)	(141)
Net income attributable to Uwharrie Capital Corp and common shareholders	$4,444	$187
Net Income Per Common Share (1)
Basic	$0.63	$0.03
Assuming dilution	$0.63	$0.03
Weighted Average Common Shares Outstanding (1)
Basic	7,050,790	7,209,107
Assuming dilution	7,050,790	7,209,107